Exhibit 99.1

Pineapple Energy Prices $1.0 Million

Registered Direct Offering of Common Stock

MINNETONKA, Minn., February 5, 2024 (GLOBE NEWSWIRE) -- Pineapple Energy Inc. (NASDAQ: PEGY) (“Pineapple” or the “Company”), a leading provider of sustainable solar energy and back-up power to households and small businesses, today announced it has entered into a definitive agreement with investors for the purchase and sale of 2,702,703 shares of the Company’s common stock at a purchase price of $0.37 per share in a registered direct offering. The gross proceeds to Pineapple from the offering are expected to be approximately $1.0 million, before deducting placement agent fees and other offering expenses payable by Pineapple. The offering is expected to close on or about February 7, 2024, subject to customary closing conditions.

Roth Capital Partners is acting as the sole placement agent for the offering.

Pineapple intends to use the proceeds from the proposed offering for working capital and other general corporate purposes.

The shares of common stock are being offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-267066) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on September 2, 2022. The offering of such securities is being made only by means of a prospectus supplement that forms a part of the registration statement. Copies of the prospectus supplement and accompanying base prospectus will be filed with the SEC and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by accessing the SEC's website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of its offering and the anticipated use of proceeds therefrom, future financial performance, future growth or growth opportunities, future opportunities, future cost reductions, future flexibility to pursue acquisitions, future cash flows and future earnings. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those set forth in the Company’s filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:

Kyle Udseth

Chief Executive Officer

(952) 960-8630

kyle.udseth@pineappleenergy.com

Eric Ingvaldson

Chief Financial Officer

(952) 996-1674

eric.ingvaldson@pineappleenergy.com